EX-99.(k)(3)

AMENDMENT TO ADMINISTRATION AGREEMENT

AMENDMENT, effective as of February 1, 2010, to the Administration Agreement dated as of September 30, 2004 as amended (the “Amended Agreement”)between Aberdeen Global Income Fund, Inc., a Maryland corporation (the “Fund”), and Aberdeen Asset Management Inc., a Delaware corporation (the “Administrator”).

WHEREAS, on December 7, 2009, the Fund’s Board of Directors approved a revision to the fee schedule applicable to the administration services provided to the Fund by the Administrator under the Amended Agreement;

NOW, THEREFORE, in consideration of the premises and mutual promises set forth herein and in the Amended Agreement, the parties to the Amended Agreement agree as follows:

1.             Schedule B to the Amended Agreement is hereby replaced in its entirety with Schedule B as attached hereto.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first above written.

ABERDEEN GLOBAL INCOME FUND, INC.

By:	/s/ Andrea L. Melia
	Name:	Andrea Melia
	Title:	Treasurer

ABERDEEN ASSET MANAGEMENT INC.

By:	/s/ Alan R. Goodson
	Name:	Alan R. Goodson
	Title:	Vice President

SCHEDULE B
TO THE ADMINISTRATION AGREEMENT

(Effective February 1, 2010)

Fees

The Fund shall pay the Administrator a fee at an annual rate equal to:

•                  0.125% of the Fund’s average weekly Managed Assets between $0 to $1 billion, computed based upon the value of Managed Assets determined at the end of each week; and

•                  0.10% of the Fund’s average weekly Managed Assets between $1 billion to $2 billion, computed based upon the value of Managed Assets determined at the end of each week; and

•                  0.075% of the Fund’s average weekly Managed Assets in excess of $2 billion, computed based upon the value of Managed Assets determined at the end of each week.

For this purpose, “Managed Assets” shall have the meaning set forth in the Amended and Restated Investment Management Agreement dated June 7, 2006 between the Fund and Aberdeen Asset Management Asia Limited.